Exhibit 99(h)(1)(b)

Exhibit (h)(1)(b) Amended Appendix A to the Fund Accounting and Administration Agreement

APPENDIX A AS OF DECEMBER 7, 2006

TO THE FUND ACCOUNTING AND ADMINISTRATION AGREEMENT

Forward International Equity Fund*

Forward Hoover Small Cap Equity Fund*

Forward Hoover Mini-Cap Fund*

Forward Global Emerging Markets Fund*

Forward International Small Companies Fund*

Forward Progressive Real Estate Fund*

Forward Large Cap Equity Fund***

Forward Long/Short Credit Analysis Fund****

Forward Legato Fund*

Sierra Club Stock Fund*

Sierra Club Equity Income Fund*

Forward Emerald Growth Fund**

Forward Emerald Banking and Finance Fund**

Forward Emerald Opportunity Fund**

*	This Agreement applies to these Funds as of March 1, 2006.

**	This Agreement applies to these Funds as of September 12, 2005

***	This Agreement applies to this Fund as of September 8, 2006

****	This Agreement applies as to this Fund as of December 7, 2006